Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiaries of Fluidigm Corporation (Delaware):

Fluidigm Japan K.K. (Japan)

Fluidigm Europe, BV (Netherlands)

Fluidigm Singapore Pte. Ltd. (Singapore)

Subsidiaries of Fluidigm Europe, BV (Netherlands):

Fluidigm France SARL (France)

Fluidigm UK Limited (United Kingdom)